Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2018 (except for Notes 16 and 24, as to which the date is March 8, 2019) in the Registration Statement (Form S-3 No. 333-XXXXX) and the related Prospectus of Papa John’s International, Inc. for the registration of debt securities, common stock, preferred stock, Series B convertible preferred stock, depository shares, warrants, stock purchase contracts and units.

/s/ Ernst & Young LLP

Louisville, Kentucky

August 29, 2019